Exhibit 10.17

May 6, 2021

Milton C. Ault, III

Dear Todd:

As you know, on May 5, 2021, the Board of Directors (the “Board”) of Alzamend Neuro, Inc. (the “Company”) approved the proposed terms associated with, contingent upon the effectiveness of the Company’s initial public offering (the “IPO”), your agreement to (i) resign as the Company’s Executive Chairman of the Board and (ii) cause Ault Life Sciences, Inc. to convert its 750 shares of the Company’s Series A convertible preferred stock into 15,000,000 shares of our common stock, in consideration for the foregoing agreements which consist of the following:

(a)	William Horne shall become the Chairman of the Board and shall remain as such for as long as you and your affiliates beneficially own no less than five percent (5%) of the Company’s common stock and be paid $50,000 per annum for his services;

(b)	Henry Nisser shall remain a member of the Board for as long as you and your affiliates beneficially own no less than five percent (5%) of the Company’s common stock, for no additional remuneration;

(c)	You shall be named as the Company’s Founder and Chairman Emeritus in any appropriate public filing or other publicized report filed or issued by the Company;

(d)	You shall have the right to nominate an observer to the Board for a period of five (5) years from the date that the Company completes the IPO;

(e)	The maturity date of the note issued to the Company by Ault Life Sciences Fund, LLC in the original principal amount of $15,000,000 shall be amended to December 31, 2023; and

(f)	You and the Company shall enter into a five-year consulting agreement providing for annual compensation to Mr. Ault of $50,000.

If the foregoing accurately reflects our understanding and agreement, please so indicate by returning an executed copy of this letter agreement to me.

Very truly yours,

/s/ Stephan Jackman
Stephan Jackman
Chief Executive Officer

ACCEPTED AND AGREED:

/s/ Milton C. Ault, III
Milton C. Ault, III

cc: Henry Nisser, Esq.